Exhibit 99.1
Colgan Air, Inc. Pilots Reject Union Bid
MANASSAS, VA, Aug 21, 2007 – Colgan Air Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ:PNCL) announced that its pilots have rejected a bid to unionize by the Air Line Pilots Association. The representation results were tallied today at the National Mediation Board in Washington, D.C.
“We greatly respect our pilots and the choice they have made,” said Mike Colgan, President of Colgan Air Inc. “Now, we turn our entire focus to taking advantage of the growth and opportunities we have planned, creating more jobs and prosperity for all of us here at Colgan.”
Colgan Air, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp., is a regional airline operating as Continental Connection, United Express and US Airways Express. Launched in 1991, today Colgan Air offers 354 daily flights to 53 cities in 13 states. Colgan is recognized for the exceptional service levels it provides its Customers and is a leader in providing air service to small and medium-sized cities in the United States. Colgan operates 42 Saab 340 and 8 Beech 1900 regional airliners, and has hub operations in Boston, Houston, New York, Pittsburgh and Washington, D.C. In January 2008, Colgan Air will launch 74-seat Q400 operations as Continental Connection in Newark. Colgan Air employs more than 1,200 People and transported nearly 1.5 million Customers in 2006.
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Contact:
      Mary Finnigan
      Colgan Air, Inc.
      703-331-3102
      www.colganair.com